Exhibit 99.1
DATE: April 29, 2008
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS REPORTS FIRST QUARTER REVENUE OF $120.4 MILLION
•	Strong revenue growth in Male Continence, Erectile Restoration and Female Continence

•	First quarter EPS of $0.11 grows 83% over prior year

•	First quarter cash EPS of $0.17
MINNEAPOLIS, April 29, 2008 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported revenue of $120.4 million for the first quarter of 2008, an 11.1 percent increase over revenue of $108.4 million in the comparable quarter of 2007. The Company reported 2008 first quarter net income of $8.2 million, or $0.11 per share, compared to net income from continuing operations in the same period last year of $4.4 million, or $0.06 per share. The Company also reported a strong cash EPS performance in the first quarter of 2008 of $0.17 per share compared to $0.13 per share in the comparable period last year.
Men’s Health had a strong first quarter; growing 13.5 percent to $83.6 million. Highlighting the quarter were very strong performances from the Male Continence and Erectile Restoration businesses. The growth from these businesses was moderated by the Laser Therapy business which grew 3.1 percent to $27.8 million during the quarter. Women’s Health grew 5.9 percent to $36.8 million in the first quarter, representing significant growth in Female Continence driven by the MiniArc™ sling, partially offset by lower than expected performance in Uterine Health.
“We are very pleased with the strong results in Men’s Health, driven by the continued momentum of the 700 MS™ product line for Erectile Restoration, and both the artificial urinary sphincter and AdVance™ sling system used to treat male incontinence. Consistent with our message from last quarter, while the Laser Therapy business produced solid results internationally, it continues to struggle in the United States. Although we continue to identify and implement initiatives to address Laser Therapy growth in the U.S., we do not anticipate accelerated growth until late 2008,” noted Ross Longhini, Interim Chief Executive Officer. “We are also very pleased with both our expense control and balance sheet management, as we saw a number of key financial metrics improve dramatically in the first quarter.”
Outlook
The Company reiterates its full year 2008 revenue guidance in the range of $500 million to $520 million. The Company also confirms 2008 earnings per share guidance in the range of $0.57 to $0.72 and 2008 cash earnings per share guidance in the range of $0.84 to $0.99. The Company defines cash earnings per share as net income excluding the impact of significant non-cash items consisting of amortization of intangibles, amortization of financing costs and stock based compensation. This guidance excludes the impact of any unusual non-recurring type charges that could occur in 2008, such as in-process research and development on milestone payments related to prior acquisitions.
A reconciliation of guided net income per share to non-GAAP cash earnings per share is as follows:

     American Medical Systems
     April 29, 2008

Guided Year 2008
Guided earnings per share	$0.57- $0.72

Adjustments to guided earnings per share, net of tax:
Amortization of intangibles	0.14
Amortization of financing costs	0.03
Stock based compensation	0.10

Total tax effected adjustments to guided earnings per share	0.27

Guided non-GAAP cash earnings per share	$0.84- $0.99

Second quarter 2008 revenue guidance is in the range of $123 million to $129 million, and earnings per share guidance is in the range of $0.13 to $0.15.
Use of Non-GAAP Financial Measures
Cash earnings per share is a non-GAAP measure that management believes provides useful supplemental information for management and investors, because it reports the net income from continuing operations excluding the impact of significant non-cash items consisting of amortization of intangibles, amortization of deferred financing costs and stock based compensation. Management believes cash earnings per share provides a useful measure to determine the health of the business and earnings generated by the business before significant non-cash charges. A reconciliation of net income from continuing operations, the GAAP measure most directly comparable to cash earnings per share to non-GAAP cash earnings per share, is provided on the attached schedule.
Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.
Earnings Call Information
American Medical Systems will host a conference call on Tuesday, April 29, 2008 at 5:00 p.m. eastern time to discuss its 2008 first quarter results. Those without internet access may join the call from within the U.S. by dialing 800-399-1239; outside the U.S., dial 706-758-0293.
A live web cast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and will be available for replay three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects

American Medical Systems
April 29, 2008

of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 310,000 patients in 2007.
Forward-Looking Statements
This press release contains forward-looking statements relating to the market opportunities, future products, sales and financial results of American Medical Systems. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These forward-looking statements are subject to risks and uncertainties such as successfully competing against competitors; physician acceptance, endorsement, and use of AMS products; potential product recalls or technological obsolescence; successfully managing increased debt leverage and related credit facility financial covenants; factors impacting the stock market and share price and its impact on the dilution of convertible securities; changes in the accounting method for convertible debt securities; potential obligations to make significant contingent payments under prior acquisitions; ability of the Company’s manufacturing facilities to meet customer demand; reliance on single or sole-sourced suppliers; loss or impairment of a principal manufacturing facility; clinical and regulatory matters; timing and success of new product introductions; patient acceptance of the Company’s products and therapies; changes in and adoption of reimbursement rates; adequate protection of the Company’s intellectual property rights; product liability claims; currency and other economic risks inherent in selling our products internationally and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007, and its other SEC filings. Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2007 and its other SEC filings.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Ross Longhini
Executive Vice President and Chief Operating Officer
Interim Chief Executive Officer
952-930-6445
Ross.Longhini@AmericanMedicalSystems.com

American Medical Systems
April 29, 2008

American Medical Systems Holdings, Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 29, 2008	March 31, 2007
Net sales	$120,362	$108,385
Cost of sales	28,990	26,355

Gross profit	91,372	82,030

Operating expenses
Marketing and selling	45,081	39,430
Research and development	11,300	11,150
General and administrative	10,155	10,989
Integration costs	—	1,011
Amortization of intangibles	4,347	4,704

Total operating expenses	70,883	67,284

Operating income	20,489	14,746

Other (expense) income
Royalty income	355	679
Interest income	195	336
Interest expense	(8,057)	(9,633)
Amortization of financing costs	(710)	(782)
Other income	1,345	1,623

Total other (expense) income	(6,872)	(7,777)

Income from continuing operations before income taxes	13,617	6,969

Provision for income taxes	5,406	2,586

Net income from continuing operations	8,211	4,383

Loss from discontinued operations, net of tax	—	(691)

Net income	$8,211	$3,692

Net income (loss) per share
Basic net income from continuing operations	$0.11	$0.06
Discontinued operations, net of tax	—	(0.01)

Basic net income	$0.11	$0.05

Diluted net income from continuing operations	$0.11	$0.06
Discontinued operations, net of tax	—	(0.01)

Diluted net income	$0.11	$0.05

Weighted average common shares used in calculation
Basic	72,477	71,775
Diluted	73,588	74,337

American Medical Systems
April 29, 2008

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)

	March 29, 2008	December 29, 2007
	(Unaudited)
Assets
Current assets
Cash and short-term investments	$38,169	$35,181
Accounts receivable, net	107,480	106,457
Inventories, net	55,194	60,707
Other current assets	18,330	23,040

Total current assets	219,173	225,385

Property, plant and equipment, net	51,877	53,126
Goodwill and intangibles, net	831,092	834,267
Deferred taxes and other assets	2,768	3,655

Total assets	$1,104,910	$1,116,433

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$11,338	$13,364
Accrued liabilities and taxes	46,687	68,723

Total current liabilities	58,025	82,087

Debt and other long term liabilities	702,740	706,156

Total liabilities	760,765	788,243

Stockholders’ equity	344,145	328,190

Total liabilities and stockholders’ equity	$1,104,910	$1,116,433

American Medical Systems
April 29, 2008

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 29, 2008	March 31, 2007
Cash flows from operating activities
Net income from continuing operations	$8,211	$4,383
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including deferred financing costs	7,523	7,365
Other adjustments, including changes in operating assets and liabilities	(8,326)	(3,318)

Net cash provided by operating activities	7,408	8,430

Cash flows from investing activities
Purchase of property, plant and equipment	(1,122)	(6,459)
Acquisition or divestiture of business, net of cash acquired	1,610	20,894
Other cash flows from investing activities	(1,046)	(93)

Net cash (used in) provided by investing activities	(558)	14,342

Cash flows from financing activities
Payments on long term debt	(5,793)	(21,377)
Other cash flows from financing activities	3,280	7,873

Net cash used in financing activities	(2,513)	(13,504)

Cash used in discontinued operations	—	(691)

Effect of currency exchange rates on cash	(1,222)	71

Net increase in cash and cash equivalents	3,115	8,648

Cash and cash equivalents at beginning of period	34,044	29,051

Cash and cash equivalents at end of period	$37,159	$37,699

American Medical Systems
April 29, 2008

American Medical Systems Holdings, Inc.
Selected Sales Information
(Unaudited)
(In thousands)

	Three Months Ended
	March 29, 2008	March 31, 2007
Sales
Men’s health	$83,608	$73,671
Women’s health	36,754	34,714

Total	$120,362	$108,385

Geography
United States	$84,393	$78,940
International	35,969	29,445

Total	$120,362	$108,385

Percent of total sales
Men’s health	69%	68%
Women’s health	31%	32%

Total	100%	100%

Geography
United States	70%	73%
International	30%	27%

Total	100%	100%

American Medical Systems
April 29, 2008

American Medical Systems Holdings, Inc.
Reconciliation of Reported Net Income from Continuing Operations to Non-GAAP Cash Earnings per Share
(Adjustments are presented on a pre-tax basis)
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 29, 2008	March 31, 2007
Net income from continuing operations, as reported	$8,211	$4,383

Adjustments to net income from continuing operations:
Amortization of intangibles (a)	4,347	4,704
Amortization of financing costs (b)	710	782
Stock based compensation (c)	2,125	3,036

Adjustments to net income from continuing operations	7,182	8,522
Tax effect of adjustments to net income from continuing operations (d)	(2,851)	(3,162)

Total tax effected adjustments to net income from continuing operations	4,331	5,360

Cash earnings	$12,542	$9,743

Cash earnings per share
Basic	$0.17	$0.14
Diluted	$0.17	$0.13

Weighted average common shares used in calculation:
Basic	72,477	71,775
Diluted	73,588	74,337

(a)	Consists of amortization of intangible assets, primarily developed and core technology.

(b)	Consists of amortization of financing costs on long-term debt.

(c)	Consists of stock based compensation, in accordance with SFAS 123(R).

(d)	Includes the tax effect of each of the above items.